Exhibit 4.5

         NEITHER THIS OPTION NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF A REGISTRATION, OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

                           OPTION ASSUMPTION AGREEMENT

         AGREEMENT dated as of August 12, 1999, by and between AMERICA ONLINE, INC., a Delaware corporation with its principal office at 22000 AOL Way, Dulles, Virginia 20166 (the "Company"), and Robert D. Lord, an individual currently residing at 710 Agave Court, Sedona, Arizona 86336 (the "Holder").
         1. Existing Stock Option. The Company hereby acknowledges that Holder was granted an option (the "Option") to acquire 300,000 shares of the common stock of Nullsoft, Inc. ("Nullsoft"), for an aggregate exercise price of $3,000, pursuant to Section 1(d) of the Employment Agreement dated October 1, 1998 between Nullsoft, Inc. and Holder. The Company further acknowledges that the consummation of the acquisition of Nullsoft by the Company constituted the sale or transfer of majority ownership of Nullsoft and, consequently, the Option automatically vested by its terms. The Company further acknowledges that the Option has been assumed by the Company and converted to an option to purchase shares of the Company's common stock, $.01 par value (the "Common Stock"), in accordance with the provisions of the Agreement and Plan of Reorganization related to the acquisition and, following such conversion, that the Holder is entitled, subject to the terms set forth below, to purchase an aggregate of 22,272 shares of the Common Stock at an exercise price equal to $0.14 per share (the "Assumed Option").
         2.   Assumed Option.
                  (a) The Assumed  Option shall be  exercisable by the Holder at any time, or from time to time, in whole or in part, upon submitting a Notice of Exercise signed by the Holder, together with payment of the exercise price to the Company by cash, check or wire transfer.
                  (b) Any unexercised portion of the Assumed Option shall expire at the close of business on October 1, 2008 (the "Expiration Date"). The Holder may exercise the Assumed Option by notice to the Company signed by the Holder and setting forth the number of shares of Common Stock to which the exercise relates, accompanied by payment of the exercise price therefor plus the amount required to be withheld by the Company in connection with such exercise under federal, state and local tax laws. The Company shall deliver to the Holder one or more certificates registered in the name of the Holder representing the shares of Common Stock purchased by the Holder.
                  (c) If, prior to the  Expiration  Date,  there shall occur any stock dividend, stock split, combination of shares, reclassification or recapitalization with respect to the Common Stock or a consolidation or merger as to which the Company is not the surviving corporation, then to the extent the Assumed Option is unexercised, the number of shares of Common Stock and the exercise price shall be equitably adjusted.
                  (d) The shares of Common Stock  received  upon exercise of the
Option shall not be transferable by the Holder except in compliance with the Securities Act of 1933, as amended, and any applicable state laws. All certificates for shares of Common Stock purchased under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under any state statute) to reflect such restriction:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), HAVE BEEN ACQUIRED FOR INVESTMENT, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT WITH REGARD THERETO OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

         3. Nonassignability. No right or benefit under this Agreement, including the Assumed Option, shall be assigned, transferred, pledged, or encumbered by the Holder.
         4. Notices. Any notice, request, or other communication given hereunder, other than a notice of exercise of the Assumed Option, shall be in writing and if given by the Holder to the Company, shall be sent by certified registered mail, postage prepaid, addressed to the Company at 22000 AOL Way, Dulles, VA 20166, Attn: Vice President of Human Resources, and if given by the Company to the Holder shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed to the Holder at his address set forth above. Notices, requests and other communications shall be deemed to be given when received, which, in the case of notice given by mail, shall be the time indicated on the receipt therefor.
         5. Notice of Exercise of Assumed Option. The Holder shall submit the Notice of Exercise of the Assumed Option to the Manager, Stock Group, AOL Human Resources Department, in accordance with the procedures established and then in place for the exercise of options by employees or former employees of the Company, as applicable. The Holder may address questions related to such procedure to "Stock Help" at (703) 265-2516.
         6. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the assumption and terms of stock options issued by Nullsoft to Holder and supersedes all prior agreements or understandings, written or oral, among the parties with respect thereto. The parties hereto acknowledge that this Agreement does not modify or supersede in any respect the Agreement and Plan of Reorganization related to the acquisition of Nullsoft by the Company. The parties further agree that any agreement between the parties with respect to the issuance of options in substitution of the Option, including the Option Agreement (the "First Option Agreement") by and between the Company and Holder, dated as of May 28, 1999 which may have been mistakenly entered into and which mistakenly provided for the issuance to Holder of an option to purchase 22,286 shares of the Common Stock, is now deemed null and void. This provision is not intended to and does not supersede or modify the terms of any agreement between the parties entered into in connection with options granted by the Company to the Holder under the Company's 1992 Employee, Director and Consultant Stock Option Plan on or after the date of this Agreement.
         7. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the Holder and on behalf of the Company by its duly authorized officer, all as of the day and year first above written.

                                      AMERICA ONLINE, INC.


                                      By:________________________


                                      HOLDER:


                                      /s/ ROBERT D. LORD
                                      Robert D. Lord